Exhibit 10.2

Hogan Lovells US LLP Draft August 8, 2017

AMENDMENT NUMBER TWO

TO

EMPLOYMENT CONTRACT

(William J. Barrett)

This Amendment Number Two to Employment Contract (this “Amendment”) is made and entered into as of August 8, 2017 by and between Supreme Industries, Inc., a Delaware corporation (the “Company”), and William J. Barrett (the “Executive”).  The Company and the Executive are sometimes referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company and the Executive have entered into that certain Employment Contract, as amended and restated effective January 1, 2005, and subsequently amended by Amendment Number One to Employment Contract, effective June 29, 2012 (the “Employment Contract”);

WHEREAS, the Company and the Executive have entered into that certain Confidentiality Agreement and Covenant Not to Compete, effective January 1, 2005 (the “Confidentiality Agreement”);

WHEREAS, the Company and the Executive have entered into that certain Indemnification Agreement effective September 30, 2008, and Supreme Corporation and the Executive have entered into that certain Indemnification Agreement effective September 30, 2008 (collectively, the “Indemnification Agreements”);

WHEREAS, the Company, Wabash National Corporation, a Delaware corporation (“Parent”), and Redhawk Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), have entered into that certain Agreement and Plan of Merger, dated as of August 8, 2017 (the “Merger Agreement”), pursuant to which following the consummation of the Offer (as defined in the Merger Agreement), Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent;

WHEREAS, the Parties wish to amend the Employment Contract to, among other things, memorialize the Parties’ understanding regarding the termination of the Executive’s employment in connection with the consummation of the Merger and the amount of termination payments and benefits that the Executive will receive in connection with such termination; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Contract.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              The Executive’s employment with the Company and its subsidiaries shall terminate effective as of the Closing (as defined in the Merger Agreement).

2.              In connection with the Executive’s termination of employment, the Executive (or, in the event of the Executive’s death, the Executive’s wife or his estate, whichever is applicable)

shall receive termination payments and benefits pursuant to and in accordance with Section 9 of the Employment Contract; provided, however, that the aggregate value of such termination payments and benefits shall be equal to $1,936,915 (the “Severance Amount”), which value shall be allocated as follows:

a.              an amount equal to $540,000 in the aggregate (or $108,000 per annum) in the form of the continued payment of base salary;

b.              an amount equal to $1,004,620 in the aggregate (or $200,924 per annum) in the form of the continued payment of the Pre-Tax Bonus; and

c.               an amount equal to $392,295 in the aggregate in the form of the continued provision of fringe benefits, including $33,236 in respect of Medical Benefits, $280,112 in respect of Insurance, $25,000 in respect of Dental Benefits, and $53,947 in respect of the vehicle buyout.

3.              The Severance Amount shall be paid or provided to the Executive, less applicable tax withholding, in the forms and at the times set forth in Section 9 of the Employment Contract, based on the allocation set forth in Section 2 above.  Notwithstanding the foregoing, if and when the Executive is no longer eligible to participate in the Company’s medical or health plans pursuant to Section 4980B of the Code, the Company may satisfy its obligation under Section 9 of the Employment Contract with respect to Medical Benefits by paying the Executive an aggregate amount equal to the then-remaining balance of the amount specified in Section 2 above for Medical Benefits, in substantially equal monthly installments over the remainder of the period during which the Executive is entitled to receive the Severance Amount.  Except for the payment or provision of the Severance Amount, the Company and its subsidiaries and affiliates shall have no further obligations to the Executive under the Employment Contract upon the Executive’s termination of employment.

4.              The Executive’s receipt of the Severance Amount shall be subject to the Executive’s execution and non-revocation of a release of claims substantially in the form of the release attached hereto as Exhibit A (the “Release”).  The Release shall be furnished to the Executive not later than five (5) days after the Closing Date (as defined in the Merger Agreement), and must be executed and returned to the Company, and any revocation period provided in the Release must have expired, not later than sixty (60) days after the Closing Date, in order for the Executive to be eligible to receive the Severance Amount.  No portion of the Severance Amount shall be paid or provided to the Executive until the date on which the revocation period expires, and all amounts that would otherwise have been paid or provided to the Executive prior to such date shall be paid or provided as soon as practical after such date; provided, however, that if the sixtieth day after the Closing Date falls in the calendar year after the year that includes the Closing Date, no portion of the Severance Amount that is subject to Section 409A of the Code shall be paid or provided before the first day of such following calendar year.  If the revocation period provided in the Release has not expired on or prior to the sixtieth day after the Closing Date, then the Company and its subsidiaries and affiliates shall have no obligation to pay or provide the Severance Amount to the Executive.

5.              Notwithstanding anything else to the contrary in the Confidentiality Agreement, nothing therein shall prevent the Executive from reporting a possible violation of law to a governmental entity or law enforcement, including making a disclosure that is protected under the whistle blower protections of applicable law.

6.              This Amendment shall be effective as of and contingent upon the consummation of the Merger.  In the event the consummation of the Merger does not occur or the Merger Agreement is otherwise terminated, this Amendment shall thereupon be null and void.

7.              All provisions of the Employment Contract, the Confidentiality Agreement and the Indemnification Agreements not specifically amended by this Amendment shall remain in full force and effect and shall be unaffected by this Amendment.  In the event of any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Employment Contract, the Confidentiality Agreement or the Indemnification Agreements, as applicable, the terms and conditions of this Amendment shall control.

8.              This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

9.              This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

[Signature Page Below]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first set forth above.

SUPREME INDUSTRIES, INC.

By:	/s/ Mark D. Weber
Name: Mark D. Weber
Title: President & CEO

EXECUTIVE

/s/ William J. Barrett
William J. Barrett

EXHIBIT A

General Release of Claims

In consideration of the payments to be made to me by Supreme Industries, Inc. (the “Company”) under Section 9 of that certain Employment Contract between me and the Company, as amended and restated effective January 1, 2005, and subsequently amended on June 29, 2012 and August 8, 2017 (the “Employment Contract”), I, William J. Barrett, intending to be legally bound, agree as follows:

On behalf of myself and my heirs and any other person or entity who could assert a claim in my name or on my behalf, I hereby release and discharge the Company, its subsidiaries and affiliates, and any and all of their respective owners, partners, board members, employees, agents and other representatives, successors, assigns, and administrators or any other fiduciaries of any employee benefit plan sponsored by the Company or any of its subsidiaries or affiliates, from any and all claims I have or may have, whether known or unknown, based on any event, transaction or matter occurring or existing prior to my signing this General Release of Claims (this “Release”).  This Release includes, but is not limited to, all claims arising from or related to my employment or termination of employment with the Company.  This Release includes any rights or claims I may have under any federal, state, or other law relating to pay, benefits, or other terms and conditions of employment, or relating to any employment discrimination or other law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the Americans with Disabilities Act; the Family Medical and Leave Act, the Employee Retirement Income Security Act of 1974; and Delaware, New York, Indiana, or other state and any local laws governing employment, all as amended.  This Release also includes claims based on any other statutory or administrative law or regulation, or on contract, tort, or any other common law doctrine.  This is a general release, except that I am not releasing any right to enforce this Release or the Indemnification Agreements, any claim for indemnification under the Company’s directors and officers liability insurance or under the Certificate of Incorporation or By-Laws of the Company, any claim for unemployment or workers compensation benefits, any claim to benefits under any employee benefit plans of the Company or its subsidiaries or affiliates in accordance with the terms of such plans and applicable law, continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or any other rights that may not be released as a matter of law by this Release.   I agree not to file any lawsuit or claim seeking monetary recovery or other relief for myself and asserting any claims that are lawfully released herein, and I unconditionally waive all rights to recover the same. However, I understand that notwithstanding any other provision of this Release, this Release is not intended to, and shall not be construed to, limit my right to file a charge, communicate information or take other action before the Equal Employment Opportunity Commission or any other federal, state or local government agency to the extent such right as a matter of law may not be limited by private agreement and nothing herein shall prevent me from reporting a possible violation of law to a governmental entity or law enforcement, including making a disclosure that is protected under the whistle blower protections of applicable law; provided that this Release does waive any right to seek, recover, or accept any monetary payments or other individual relief for myself connected to any agency or other action related to claims (except for any government issued bounty award) that are lawfully released in this Release.

I further acknowledge that this Release includes all claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.  I acknowledge that I have been hereby advised to consult with an attorney before signing this Release.  I further agree that I have been given twenty-one (21) days in which to consider whether to sign this Release and that after signing I will have seven (7) calendar days to revoke the agreement if I wish to do so.  To make an effective revocation, I know that I must deliver notice of revocation in writing to        , at          no later than the end of the seventh calendar day after I have signed this Release.  I acknowledge that this Release will not become effective or enforceable until the seven-day revocation period has expired without revocation and that if I do not revoke this agreement it will be effective at the conclusion of the seven-day period.

On this          day of                    , 2017 by my signature below and intending to be legally bound, I acknowledge my acceptance of this Release.

William J. Barrett